EXHIBIT 99.1

PRESS RELEASE

/CORRECTION — NATCO Group Inc./

In the news release, NATCO Group Inc. (NYSE: NTG - News) Announces Second Quarter Results, issued earlier today by NATCO Group Inc. over PR Newswire, we are advised by the company that the twelfth paragraph, first sentence, should read “excluding special items, of $2.55 to $2.65” rather than “of $2.45 to $2.55” as originally issued inadvertently. Complete, corrected release follows:

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500    Fax: (713) 849-8976

Contact: Andy Smith

NATCO Group Inc. Announces Second Quarter Results

• Record Quarterly Bookings and Ending Backlog

• Reaffirms 2008 Guidance

NATCO Group Inc. (NYSE: NTG) today announced revenue for the second quarter 2008 of $160.4 million, an increase of 14% over second quarter 2007 revenue of $140.7 million. Net income available to common stockholders for the second quarter 2008 was $6.2 million, or $0.31 per diluted share. Included in net income available to common stockholders for the second quarter 2008 are expenses associated with the Company’s ongoing review of certain payments made in a foreign jurisdiction (“FCPA review”) of $3.2 million net of tax, or $0.16 per diluted share. The current quarter’s earnings compare with net income available to common stockholders for the second quarter 2007 of $11.8 million, or $0.62 per diluted share.

Segment profit was $12.1 million for the second quarter 2008, compared with $20.2 million for the second quarter 2007. Included in segment profit for the second quarter 2008 are expenses associated with the Company’s ongoing FCPA review of $5.0 million.

Bookings for the second quarter 2008 were a record $238.5 million, up 96% from second quarter 2007 bookings of $121.4 million. Backlog at June 30, 2008, totaled $273.1 million, an increase of $78.7 million or 40% over the June 30, 2007 backlog of $194.4 million.

John U. Clarke, NATCO’s Chairman and CEO said, “As expected, the delay in project bookings during 2007 resulted in lower revenue and earnings in the second quarter 2008. However, with back-to-back record bookings quarters and an all-time high backlog, the prospects for a return to year-over-year growth in the second half of 2008 and 2009 are very good. Highlighting bookings during the quarter is the previously announced $24.9 million CO2 membrane project in the Bouri field offshore Libya. This project highlights the importance and growing market for our technologies as enhanced oil recovery and complex developments become a larger percentage of producing reserves.”

For the year to date period ended June 30, 2008, the Company posted revenue of $312.4 million, up 17% over year to date 2007; segment profit of $30.2 million, including $7.1 million of FCPA review expense, compared with $35.7 million year-to-date 2007; and net income available to common stockholders in 2008, of $15.8 million, or $0.81 per diluted share, including $4.6 million, or $0.23 per diluted share, of after tax FCPA review expense, compared with net income available to common stockholders of $20.2 million, or $1.07 per diluted share for year to date 2007.

Bookings for the 2008 year to date period were $414.9 million, up 63% from 2007 year to date bookings of $255.2 million.

For the second quarter 2008, the Standard and Traditional segment posted revenue of $85.2 million, up 29% from the second quarter 2007 revenue of $65.8 million. Segment profit decreased $2.5 million to $5.0 million primarily as the result of higher steel pricing which negatively affected margins and $2.5 million of costs during the quarter associated with the ongoing FCPA review offset in part by the contribution from the recent Linco acquisition. Second quarter 2008 bookings for the segment were $112.6 million compared with $55.5 million for the second quarter 2007.

Revenue from the Integrated Engineered Solutions segment was $51.5 million in the second quarter 2008, compared with $49.9 million in the second quarter 2007. Segment profit for the second quarter 2008 of $5.6 million decreased from $8.5 million in the prior year period primarily as a result of increased operating costs associated with the Company’s ongoing initiatives in downstream market penetration and Saudi joint venture organization and $1.8 million of costs associated with the Company’s ongoing FCPA review during the second quarter. Bookings in the second quarter 2008 totaled $104.2 million, compared with $38.1 million in the second quarter 2007.

Revenue and segment profit contribution from the Automation & Controls segment in the second quarter 2008 decreased 5% and 63%, respectively, over the prior year’s comparable period to $25.0 million and $1.5 million, respectively. The decrease in revenue is attributable to reduced field service activities on the nearly completed Kazakhstan facility upgrade project. The decrease in segment profit is the result of lower contribution from international field service operations, and $0.7 million of costs associated with the Company’s ongoing FCPA review.

Diluted weighted average shares outstanding of 19.8 million for the second quarter 2008 increased from 19.6 million in the second quarter of 2007 as a result of the impact of the Company’s stock options and restricted stock issued pursuant to the Company’s stock compensation plans.

Mr. Clarke concluded, “The stage is set for improvement in the second half of 2008. We continue to book project work at a record pace and expect 2009 to return to the superior growth rates we have shown in recent years. Expenses we are incurring today for our growth initiatives, including our downstream market focus and Saudi JV organization, will begin to contribute meaningfully in late 2008 and 2009. Additionally, we believe we are nearing the end of our FCPA review which will allow us to focus on the many growth initiatives underway.”

The Company is reaffirming 2008 guidance with respect to segment profit of $88 to $92 million, excluding special charges, based upon revenue of approximately $610 to $630 million and earnings per diluted common share, excluding special items, of $2.55 to $2.65. For the third quarter 2008, the Company expects revenue of $160 to $170 million and segment profit, excluding special charges, of $20 to $23 million.

The Company will hold its quarterly earnings conference call on Tuesday, August 5, 2008, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$42,529	$63,577
Trade accounts receivable, less allowance for doubtful accounts of $1,334 and $1,435 as of June 30, 2008 and December 31, 2007, respectively	141,112	139,054
Inventories, net	49,282	46,456
Deferred income tax assets, net	6,972	6,927
Prepaid expenses and other current assets	8,581	5,266
Total current assets	248,476	261,280
Property, plant and equipment, net	56,442	46,651
Goodwill, net	109,563	99,469
Deferred income tax assets, net	691	3,373
Intangible and other assets, net	25,176	12,940
Total assets	$440,348	$423,713

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable and other	$50,874	$51,552
Accrued expenses	54,063	61,298
Customer advanced billings and payments	39,381	35,652
Other taxes payable	—	2,478
Total current liabilities	144,318	150,980
Long-term deferred tax liabilities	3,451	3,418
Postretirement benefits and other long-term liabilities	11,836	9,192
Total liabilities	159,605	163,590

Commitments and contingencies
Minority interest	2,362	1,226
Series B redeemable convertible preferred stock, $.01 par value; 15,000 shares authorized, zero and 9,915 issued and outstanding (net of issuance costs) as of June 30, 2008 and December 31, 2007, respectively	—	9,401
Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B Preferred Shares above)	—	—
Series A preferred stock, $.01 par value; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 20,036,760 and 18,646,778 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	200	186
Additional paid-in-capital	153,080	140,527
Retained earnings	117,537	101,739
Treasury stock, 1,500 and 1,168 shares as of June 30, 2008 and December 31, 2007, respectively	(54)	(59)
Accumulated other comprehensive income	7,618	7,103
Total stockholders’ equity	278,381	249,496
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$440,348	$423,713

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Products	$134,356	$109,090	$256,783	$211,125
Services	26,042	31,604	55,585	56,998
Total revenue	$160,398	$140,694	$312,368	$268,123
Cost of goods sold and services:
Products	$102,604	$82,284	$192,460	$160,101
Services	13,654	17,823	29,393	31,340
Total cost of goods sold and services	$116,258	$100,107	$221,853	$191,441
Gross profit	$44,140	$40,587	$90,515	$76,682
Selling, general and administrative expense	31,424	20,488	59,258	40,866
Depreciation and amortization expense	2,799	1,501	4,851	2,891
Interest expense	139	37	234	180
Interest income	(225)	(621)	(609)	(962)
Minority interest (income) expense	712	(85)	1,091	(24)
(Gain) loss on unconsolidated investment	(118)	22	(83)	108
Other, net	(155)	508	992	1,064
Income before income taxes	$9,564	$18,737	$24,781	$32,559
Income tax provision	3,371	6,595	8,735	11,640
Net income	$6,193	$12,142	$16,046	$20,919
Preferred stock dividends	—	375	248	750
Net income available to common stockholders	$6,193	$11,767	$15,798	$20,169

Earnings per share:
-Basic	$0.32	$0.68	$0.83	$1.17
-Diluted	$0.31	$0.62	$0.81	$1.07

Weighted average number of shares of common stock outstanding:
-Basic	19,552	17,259	18,960	17,229
-Diluted	19,807	19,565	19,811	19,524

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED SEGMENT INFORMATION

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Revenue:
Integrated Engineered Solutions	$51,545	$49,942	$54,881	$106,426	$98,411
Standard & Traditional	85,201	65,840	70,885	156,086	123,056
Automation & Controls	24,982	26,431	28,243	53,225	49,501
Eliminations	(1,330)	(1,519)	(2,039)	(3,369)	(2,845)
Total revenue	$160,398	$140,694	$151,970	$312,368	$268,123

Gross profit:
Integrated Engineered Solutions	$17,788	$16,080	$18,615	$36,403	$31,305
Standard & Traditional	21,355	17,848	19,977	41,332	33,998
Automation & Controls	4,997	6,659	7,783	12,780	11,379
Total gross profit	$44,140	$40,587	$46,375	$90,515	$76,682

Gross profit % of revenue:
Integrated Engineered Solutions	34.5%	32.2%	33.9%	34.2%	31.8%
Standard & Traditional	25.1%	27.1%	28.2%	26.5%	27.6%
Automation & Controls	20.0%	25.2%	27.6%	24.0%	23.0%
Total gross profit % of revenue	27.5%	28.8%	30.5%	29.0%	28.6%

Operating expenses:
Integrated Engineered Solutions	$12,167	$7,540	$10,327	$22,494	$14,594
Standard & Traditional	16,373	10,382	14,567	30,940	21,247
Automation & Controls	3,478	2,503	3,354	6,832	5,109
Total operating expenses	$32,018	$20,425	$28,248	$60,266	$40,950

Segment profit: (1) EBITDA
Integrated Engineered Solutions	$5,621	$8,540	$8,288	$13,909	$16,711
Standard & Traditional	4,982	7,466	5,410	10,392	12,751
Automation & Controls	1,519	4,156	4,429	5,948	6,270
Total segment profit	$12,122	$20,162	$18,127	$30,249	$35,732

Segment profit % of Revenue
Integrated Engineered Solutions	10.9%	17.1%	15.1%	13.1%	17.0%
Standard & Traditional	5.8%	11.3%	7.6%	6.7%	10.4%
Automation & Controls	6.1%	15.7%	15.7%	11.2%	12.7%
Total segment profit % of Revenue	7.6%	14.3%	11.9%	9.7%	13.3%

Bookings:
Integrated Engineered Solutions	$104,198	$38,094	$79,560	$183,758	$84,726
Standard & Traditional	112,573	55,537	68,707	181,280	116,676
Automation & Controls	21,707	27,766	28,117	49,824	53,845
Total bookings	$238,478	$121,397	$176,384	$414,862	$255,247

	As of June 30,		As of March 31,
	2008	2007	2008
Backlog:
Integrated Engineered Solutions	$173,625	$126,800	$120,890
Standard & Traditional	93,097	54,509	65,518
Automation & Controls	6,395	13,100	8,629
Total backlog	$273,117	$194,409	$195,037

(1)

The Company allocates corporate and other expenses to each of the operating segments based on headcount, total assets and revenues. Included in this allocation for the three months ended, June 30, 2008 is $5.0 million of costs related to a previously announced, and ongoing, review of certain payments made in a foreign jurisdiction allocated as follows: $1.8 million to the Integrated Engineered Solutions segment, $2.5 million to the Standard & Traditional segment and $0.7 million to the Automation & Controls segment. For the six months ended June 30 2008 these costs were $7.1 millions allocated as follows: $2.6 million to the Integrated Engineered Solutions segment, $3.5 million to the Standard &Traditional segment, and $1.0 million to the Automation & Controls segment. Total segment profit is a non-GAAP financial measure that is reconciled to the Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

	(in thousands) Three Months Ended			(in thousands) Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007
Total segment profit:	$12,122	$20,162	$18,127	$30,249	$35,732
Depreciation and amortization	2,799	1,501	2,052	4,851	2,891
Interest expense	139	37	95	234	180
Interest income	(225)	(621)	(384)	(609)	(962)
Other, net	(155)	508	1,147	992	1,064
Income from continuing operations before income taxes	$9,564	$18,737	$15,217	$24,781	$32,559
Income tax provision	3,371	6,595	5,364	8,735	11,640
Net income	$6,193	$12,142	$9,853	$16,046	$20,919
Preferred stock dividends	—	375	248	248	750
Net income available to common stockholders	$6,193	$11,767	$9,605	$15,798	$20,169